Exhibit 99.1

NEWS RELEASE For Immediate Release

MEDIA CONTACT:	INVESTOR CONTACT:
Rebecca Fabian	David Williams
Stockheim Media Inc.	Vice President and Treasurer
212-490-4825	770-813-6143
rf@stockheim-media.com	David.Williams@AGCOcorp.com
AGCO GROWS HARVESTING BUSINESS WITH ACQUISTION OF REMAINING SHARE OF LAVERDA S.p.A
     DULUTH, GA — November 3 — AGCO, Your Agriculture Company (NYSE:AGCO), a worldwide manufacturer and distributor of agricultural equipment, today announced that it has agreed to acquire the remaining 50% stake in Laverda S.p.A from the Italian ARGO Group for €65 million. Under the new agreement with ARGO, AGCO will take 100% ownership of Laverda, which also includes Fella-Werke GmbH, a Germany-based manufacturer of grass and hay machinery once competition authority approval is obtained. The transaction is expected to close before the end of 2010.
     This acquisition builds upon the successful joint venture operation established with ARGO in 2007, in which AGCO acquired a 50% share in Laverda S.p.A. Laverda is based in Breganze, Italy and has been producing combines under AGCO’s Challenger®, Fendt® and® Massey Ferguson® brands since 2004. It also manufactures combines under the Laverda® brand. The Breganze facility, one of the most modern and efficient farm machinery production complexes in Europe, serves as AGCO’s sole European combine production facility.
     “This new step underlines AGCO’s long-term strategy to accelerate the development of its harvesting business,” stated Martin Richenhagen, AGCO’s Chairman, President and Chief Executive Officer. “The acquisition of the remainder of Laverda further strengthens AGCO’s base of resources in Europe. We are very glad to be able to continue our commitment to harvesting by having full control of the Laverda® brand and the Breganze facility. AGCO remains committed to the Laverda brand and Laverda customers and is looking forward to developing the brand to its full potential.”
CHALLENGER • FENDT • MASSEY FERGUSON • VALTRA

Safe Harbor Statement
Statements which are not historical facts, including expectations regarding the development of the Laverda brand and the harvesting business, are forward-looking and subject to risks that could cause actual results to differ materially from those suggested by the statements. These risks include possible declines in demand for products as a result of weather, demand and other conditions that impact farm income, actions by producers of competitive products, and the general risks attendant to acquisitions. Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2009. AGCO disclaims any obligation to update any forward-looking statements except as required by law.
About AGCO
AGCO, Your Agriculture Company (NYSE: AGCO), was founded in 1990 and offers a full product line of tractors, combines, hay tools, sprayers, forage, tillage equipment, implements and related replacement parts. AGCO agricultural products are sold under the core brands of Challenger®, Fendt®, Massey Ferguson® and Valtra®, and are distributed globally through more than 2,700 independent dealers and distributors, in more than 140 countries worldwide. Financing is available through AGCO Finance.. AGCO is headquartered in Duluth, Georgia, USA. In 2009, AGCO had net sales of $6.6 billion. Please visit our website at http://www.AGCOcorp.com.
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